Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form F-1 of our report dated May 22, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 38), related to the consolidated financial statements of GDC Technology Limited as of December 31, 2010, 2011 and 2012, and for each of the three years in the period ended December 31, 2012 and the related financial statement schedule, and report dated May 22, 2013, related to the financial statement of GDC Technology Limited as of April 11, 2013, appearing in the Prospectus, which is part of the Registration Statement.

We also consent to the reference to us under the headings “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu
Hong Kong
June 24, 2013